UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2012

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.
On January 24, 2012, the Board of Directors of Republic Airways Holdings Inc. (the “Company”) concluded that a charge for impairment would be taken by the Company with respect to its 37-50 seat ERJ aircraft.  The Company's decision to remove 37-50 seat ERJ aircraft from branded flight operations during the fourth quarter prompted a review of the carrying value of owned ERJ equipment, which led to this conclusion.  The Company estimates that a non-cash impairment charge of approximately $4.5 million to $5.0 million per aircraft will be recorded to reduce the carrying value of its 42 owned ERJ aircraft in the fourth quarter.  The Company does not expect any future cash expenditures related to this impairment charge.

                The Company also anticipates significant non-cash charges in the fourth quarter of 2011 related to aircraft that will be returned to lessors in 2012. The Company estimates that a non-cash impairment charge of approximately $24 million related to the write-off of prepaid maintenance reserves associated with the early termination of Airbus aircraft to their lessors, and approximately $7 million of mostly non-cash charges related to the renegotiation of the E190 purchase agreement and charges associated with the early return of certain Embraer aircraft, will be recorded.  The Company estimates that the impairment charge will result in future cash expenditures related to early return costs on other aircraft of approximately $4.0 million.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

99.1	Press release of Republic Airways Holdings, Inc. dated January 25, 2012

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By: /s/ Timothy P. Dooley
Name: Timothy P. Dooley
Title: Senior Vice President
and Chief Financial Officer

Dated: January 26, 2012

Exhibit index
Exhibit Number            Description

99.1	Press release of Republic Airways Holdings, Inc. dated January 25, 2012